Exhibit 99.1

Greenbacker Renewable Energy Company LLC Announces March 31, 2016 Net Asset Value Per Share and Revised Share Offering Prices

New York, NY – April 29, 2016 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors (“Board of Directors”) approved the March 31, 2016 net asset value per share for Class A, C and I shares of common stock of $8.56, respectively, an increase of $0.02 per share from the prior quarter end’s valuation. Because this increase was above the Company’s net proceeds per share for the offering, the Company has revised the per share offering price for each class of shares effective May 6, 2016, to the following - $10.068 per Class A share, $9.640 per Class C share and $9.248 per Class I share.

Due to the increase in the share offering prices, the Company’s Board of Directors authorized an increase in the cash distributions payable on June 1, 2016 and July 1, 2016 to shareholders of record of Class A, C and I shares as of May 31, 2016 and June 30, 2016, respectively, to $0.00166172 per share, per day.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234